Exhibit 99.3
FOR IMMEDIATE RELEASE
Contact:
     Investors:
     Scott Phipps, Manager, Investor Relations, (210) 283-2882
     Media:
     Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Corporation Announces Two for One Stock Split and 100% Dividend Increase
SAN ANTONIO — May 1, 2007 -Tesoro Corporation (NYSE:TSO) today reported the Board of Directors has approved a two-for-one stock split, payable by means of a stock dividend on the Company’s common stock. The stock split is for shareholders of record as of May 14, 2007, and shares will be distributed on or about May 29, 2007. Holders of record of the Company’s common stock on the record date will receive one additional share of common stock for each share of common stock they own.
     The Board has also approved an increase to the regular quarterly cash dividend to $0.10 per share, or $0.40 annualized, from the current split-adjusted level of $0.05 per share, an increase of 100% (on a pre-split basis the quarterly dividend will be increased from $0.10 to $0.20 per share). The quarterly dividend is payable on June 15, 2007 to shareholders of record at the close of business on June 5 2007.
“We continue to believe that long-term industry fundamentals combined with safe and

Tesoro Reports Stock Split and Dividend Increase
reliable operations will generate superior returns for our shareholders,” commented Bruce Smith, Tesoro’s Chairman, President and CEO. “This dividend increase is consistent with our plan to allocate free cash flow in a balanced manner,” said Smith
Public Invited to Listen to Analyst Conference Call via Internet
     At 9:30 a.m., CST, Thursday, May 3rd, 2007, Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2007 results. Interested parties may listen to the live conference call over the Internet by logging on to Tesoro’s Internet site at http://www.tsocorp.com.
     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates six refineries in the western United States with a combined capacity of approximately 560,000 barrels per day. Tesoro’s retail-marketing system includes over 600 branded retail stations, of which over 325 are company owned and operated under the Tesoro® , Mirastar® and USA® brands.
     This release contains certain statements that are “forward-looking” statements concerning the market environment, capital expenditures and accounting adjustments within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.”
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